                             CHATWINS GROUP, INC.
                      RATIO OF EARNINGS TO FIXED CHARGES
              (In thousands, except ratios and interest factor)

                                             YEAR ENDED DECEMBER 31,
                                  -------------------------------------------
                                     1994     1995     1996     1997     1998
                                  -------  -------  -------  -------  -------
     EARNINGS:
Income before income taxes,
  equity loss of affiliate and
  extraordinary item              $ 1,531  $ 5,334  $    25  $ 3,172  $ 2,718
Interest expense                    8,123    9,236    8,927    9,226    9,428
Equity in loss of affiliate (2)       (90)       -        -        -        -
Amortization of debt issuance
  expense                             444      564      632      550      671
Interest portion of rent
  expense (1)                         378      418      469      763      894
                                  -------  -------  -------  -------  -------
     Earnings                     $10,386  $15,552  $10,053  $13,711  $13,711
                                  =======  =======  =======  =======  =======

     FIXED CHARGES:
Interest expense                  $ 8,123  $ 9,236  $ 8,927  $ 9,226  $ 9,428
Amortization of debt issuance
  expense                             444      564      632      550      671
Interest portion of rent
  expense (1)                         378      418      469      763      894
                                  -------  -------  -------  -------  -------
     Fixed charges                $ 8,945  $10,218  $10,028  $10,539  $10,993
                                  =======  =======  =======  =======  =======

RATIO (2)                            1.16     1.52     1.00     1.30     1.25
                                  =======  =======  =======  =======  =======

(1) - Interest portion of rent expense is calculated as follows:

Rent expense                      $ 1,135  $ 1,254  $ 1,407  $ 2,290  $ 2,685
Portion deemed representative
   of interest                       33.3%    33.3%    33.3%    33.3%    33.3%
                                  -------  -------  -------  -------  -------
Interest portion of rent expense  $   378  $   418  $   469  $   763  $   894
                                  =======  =======  =======  =======  =======

(2) - Equity in loss of affiliate in 1994 relates to the Company's 49% investment in CGII. During its existence, the Company indirectly serviced CGII's debt as its debt was owed to the Company. Accordingly, the Company's share of CGII's results are deducted from earnings for the purpose of determining the ratio of earnings to fixed charges.